Exhibit 99.2

Exhibit (b) - unaudited Pro Forma Financial Data

Tabatha II, Inc.

Longwei Petroleum Investment Holding Limited

UNAUDITED PRO FORMA FINANCIAL DATA

On October 16, 2007, Tabatha II, Inc. ("Tabatha II," "the Company") and Longwei Petroleum Investment Holding Limited, a British Virgin Island corporation ("Longwei BVI") consummated an Agreement for Share Exchange ("the Agreement") whereby the Company acquired all of the issued and outstanding common stock of Longwei BVI in exchange for 69,000,000 shares of the Company's common stock. As a result of the transaction, the stockholders of Longwei BVI became the owners of 92 percent of the Company's common stock, and Longwei BVI became a wholly owned subsidiary of the Company.

The transaction has been accounted for as a reverse acquisition, with Longwei BVI as the accounting acquiror. The Company has adopted a fiscal year end of June 30 th , which is the reporting year of the accounting acquiror.

The following unaudited pro forma financial statements are based on the historical presentation of the financial statements of Longwei BVI and Tabatha II.

The unaudited pro forma statements of operations for the year ended June 30, 2007 give effect to the Agreement as if it had occurred on June 30, 2006. The unaudited pro forma balance sheet as of June 30, 2007 gives effect to the Agreement as if it had occurred on June 30, 2006. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements, including notes thereto, of Longwei Petroleum Investment Limited and Tabatha II, Inc. previously filed or included herein.

The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the transaction had been in effect on the dates indicated or which may be obtained in the future. These combined pro forma statements do not reflect any potential savings which may result from the combined operations of Longwei BVI and Tabatha II.

Tabatha II, Inc.
Longwei Petroleum Investment Holding Limited

PROFORMA Balance Sheet (1)
As of June 30, 2007	(2)	(2)	(3)
	Longwei BVI	Tabatha II		Pro Forma
	6/30/2007	6/30/2007	Adjustments	6/30/2007

Cash	$ 6,060,428	$ 1,661	$ -	$ 6,062,089
Accounts receivable	4,908,673	-	-	4,908,673
Inventory	17,920,559	-	-	17,920,559
Advances to s uppliers	27,684,387	-	-	27,684,387
Prepaid taxes	1,475,158	-	-	1,475,158
Other current assets	-	-	-	-

Current Assets	58,049,205	1,661	-	58,050,866

Property, plant, and equipment net	2,693,006	-	-	2,693,006

Total Assets	$ 60,742,211	$ 1,661	$ -	$ 60,743,872

Current Liabilities:
Accounts payable	$ 460	$ 541	$ -	$ 1,001
Advances from customers	1,739,159	-	-	1,739,159
Taxes p ayable	1,111,332	-	-	1,111,332
Other current liabilities	147,455	-	-	147,455

Total Current Liabilities	2,998,406	541	-	2,998,947

Common stock (4)	50,000	97,875	5,920,432	6,068,307
Additional paid-in-capital (4)	6,017,187	-	(6,017,187)	-
Retained earning	48,124,495	(96,755)	96,755	48,124,495
Accumulated other comprehensive income	3,552,123	-	-	3,552,123

Total Equity	57,743,805	1,120	-	57,744,925

Total Liabilities & Equity	$ 60,742,211	$ 1,661	$ -	$ 60,743,872

Tabatha II, Inc.
Longwei Petroleum Investment Holding Limited

PROFORMA Income statement (1)

Year ended June 30, 2007
	(2)	(2)	(4)
	Longwei BVI	Tabatha II
	Twelve Months	Twelve Months		Pro Forma
	6/30/ 20 06 - 6/30/ 20 07	6/30/ 20 06 - 6/30/ 20 07	Adjustments	6/30/2006 - 6/30/2007

Revenue	$ 93,762,314	$ -	$ -	$ 93,762,314

Cost of s ales	75,597,234	-		75,597,234

Gross p rofit	18,165,080	-		18,165,080

Operating e xpenses	(447,605)	(3,887)		(451,492)
Other i ncome/( e xpense)	188,929	10		188, 939
Income tax expense	(5,911,404)	-		(5,911,404)

Net i ncome	11,995,000	(3,877)		11, 991,123

Other comprehensive income
Foreign currency translation adjustment	2,476,059	-		2,476,059

Net i ncome (loss)	$ 14,471,059	$ (3,877)	$ -	$ 4,4 67,182

Net i ncome per share (proforma)				$ 0 ..2097

Weighted a v erage per share				69 ,000,000

Tabatha II, Inc.

Longwei Petroleum Investment Limited

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(1)    The unaudited pro forma financial data do not give effect to any potential savings or other synergies that could result from the combination of Longwei BVI and Tabatha II, Inc. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Agreement been consummated as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances.

(2)    These columns represent historical results of operations and financial position.

(3)    The adjustment presents the effect of the acquisition of the private company (Longwei BVI) by the non-operating public shell corporation with nominal assets (Tabatha II). The shareholders and management of Longwei BVI will have effective operating control of the combined company after the transaction. The transaction is considered to be a capital transaction in substance, rather than a business combination and therefore purchase accounting has been applied, except that no goodwill or other intangible has been recorded. The adjustments are detailed individually below:

a.

The equity of Longwei BVI was adjusted to correctly reflect that Tabatha II’s common stock has no par value.  The additional paid-in capital of Longwei BVI of $6,017,187 was moved to common stock.

b.

The additional paid-in capital of $0 and retained earnings of $96,755 of Tabatha II were eliminated against the common stock for ($96,755) of Tabatha II since the common stock has no par value.

(4)   Prior to the consummation of this agreement, Tabatha II had 8,492,400 shares of it common stock outstanding.   Tabatha II's shareholders surrendered 2,492, 4 00 common shares for cancellation concurrently with the transaction resulting in the original shareholder’s of Tabatha II holding 6,000,000 shares of its common stock .. Tabatha II issued a total of 69,000,000 shares of its common stock to effect the combination.  At the end of this transaction Tabatha II had 75,000,000 shares of its common stock outstanding.  Tabatha II’s common stock has no par value.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid

SEC Registration Fee	$379.92
Printing Fees and Expenses	124.00
Legal Fees and Expenses	110,000.00
Accounting Fees and Expenses	197,000.00
Transfer Agent and Registrar Fees	500.00
FINRA	1,063.00
Miscellaneous	1,140.00

TOTAL	$310,328.00

We accounted for each cost as an operating expense.